UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2022

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5801 Tennyson Parkway, Suite 275 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Invoice Purchase and Security Agreement

On September 28, 2022, certain subsidiaries (the “Subsidiaries”) of Stryve Foods, Inc. (the “Company”) entered into an Invoice Purchase and Security Agreement (together with an Inventory Finance Rider thereto, the “PSA”) with Alterna Capital Solutions LLC (the “Lender”) providing for (a) the purchase by the Lender of certain of the Subsidiaries’ accounts receivable, and (b) financing based upon a percentage of the value of the Subsidiaries’ inventory.

Pursuant to the PSA, the Subsidiaries agree to sell eligible accounts receivable to the Lender for an amount equal to the face amount of each account receivable less a reserve percentage. The maximum amount potentially available to be deployed by the Lender at any given time is $15 million, which may be increased to an amount up to $20 million. Pursuant to the Inventory Finance Rider to the RSA, the Subsidiaries may request advances from time to time based upon the value of the Subsidiaries’ inventory. Such advances bear interest and are required to be repaid at any time the aggregate outstanding amount of such advances exceed a designated percentage of the value of such inventory.

The PSA provides for the payment of fees by the Subsidiaries and includes customary representations and warranties, indemnification provisions, covenants and events of default. Subject in some cases to cure periods, amounts outstanding under the PSA may be accelerated for typical defaults including, but not limited to, the failure to make when due payments, the failure to perform any covenant, the inaccuracy of representations and warranties, the occurrence of debtor-relief proceedings and the occurrence of liens against the purchased accounts receivable and collateral. The Subsidiaries have granted the Lender a security interest in all of their respective personal property to secure their obligations under the PSA; provided that the Lender has a first priority security interest in the Subsidiaries’ accounts receivable, payment intangibles and inventory.

The PSA provides for an initial twenty four (24) month term, followed by automatic annual renewal terms unless the Subsidiaries provide written notice pursuant to the PSA prior to the end of any term.

The foregoing summary of the PSA and Inventory Finance Rider do not purport to be complete and are qualified in their entirety by reference to the text of the PSA and Inventory Finance Rider, copies of which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Revenue Loan and Security Agreement

On September 28, 2022, Stryve Foods, LLC, an indirect Subsidiary (the “Borrower”), and other Subsidiaries, of the Company entered into a Revenue Loan and Security Agreement (the “Loan Agreement”) with Decathlon Alpha V, L.P. providing for a loan facility for the Borrower in the maximum amount of $6.0 million, with $4.0 million being advanced to the Borrower upon execution of the Loan Agreement and up to two additional $1.0 million advances available to the Borrower upon request, provided that the Borrower has satisfied all conditions with respect to such advance.

The Loan Agreement requires monthly payments, calculated as a percentage of the Company’s revenue from the previous month (subject to an annual payment cap) with all outstanding advances and the Interest (as defined in the Loan Agreement) being due at maturity on June 13, 2027 (unless accelerated upon a change of control or the occurrence of other events of default). Interest does not accrue on advance(s) pursuant to the Loan Agreement, rather a minimum amount of Interest (as defined in the Loan Agreement) is due pursuant to the terms of the Loan Agreement. The Loan Agreement further provides for the payment of fees by the Borrower and includes customary representations and warranties, indemnification provisions, covenants and events of default. Subject in some cases to cure periods, amounts outstanding and otherwise due under the Loan Agreement may be accelerated for typical defaults including, but not limited to, the failure to make when due payments, the failure to perform any covenant, the inaccuracy of representations and warranties, and the occurrence of debtor-relief proceedings. The advances are secured by all property of the Borrower and is guaranteed by the Company and certain of the Company’s Subsidiaries.

The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Loan Agreement, a copy of which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1*	Invoice Purchase and Security Agreement with Alterna Capital Solutions LLC dated September 28, 2022
10.2*	Inventory Finance Rider with Alterna Capital Solutions LLC dated September 28, 2022
10.3*	Revenue Loan and Security Agreement with Decathlon Alpha V, L.P. dated September 28, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2022

STRYVE FOODS, INC.

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer